As filed with the Securities and Exchange Commission on August 21, 2003
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                -----------------

                             DND TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

              Nevada                                     84-1405298
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                           375 E. Elliot Rd., Bldg. 6
                             Chandler, Arizona 85225
                    (Address of principal executive offices)

                                -----------------

                             2003 Stock Option Plan
                            (Full title of the Plans)

                                -----------------

                                  Douglas Dixon
                             Chief Executive Officer
                             DND Technologies, Inc.
                           375 E. Elliot Rd., Bldg. 6
                             Chandler, Arizona 85225
                                 (480) 892-7020
 (Name, address and telephone number, including area code, of agent for service)

                                -----------------

                                    Copy to:

                              Stephen R. Boatwright
                                Gammage & Burnham
                    A Professional Limited Liability Company
                          Two North Central, 18th Floor
                             Phoenix, Arizona 85004
                                 (602) 256-0566

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                           Maximum            Proposed Maximum      Proposed Maximum      Amount of
                                         Amount to be        Offering Price Per    Aggregate Offering    Registration
 Title of Securities to be Registered    Registered(1)             Share                 Price               Fee
---------------------------------------------------------------------------------------------------------------------
2003 Stock Option Plan
   Common Stock,
   $0.001  par  value . . . . . . . .     5,000,000               $0.06(2)             $300,000            $24.27

-----------------

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock divided, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 (the "Act") solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low prices as reported on the NASD Over-the-Counter Bulletin Board on August 15, 2003.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The Securities and Exchange Commission (the "Commission") requires us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), until we terminate the effectiveness of this registration statement.

      The following documents filed with the Commission are hereby incorporated by reference:

      (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (filed April 15, 2003), which contains audited financial statements for our latest fiscal year for which such statements have been filed.

      (b) Our Quarterly Reports on Form 10-QSB for the fiscal quarter ended March 31, 2003 (filed on May 15, 2003), and for the fiscal quarter ended June 30, 2003 (filed on August 18, 2003).

      (c) Our Current Reports on Form 8-K, filed with the Commission on January 14, 2003, February 4, 2003, and June 3, 2003.

      (d) The description of our common stock contained in the Registration Statement on Form SB-2 (File No. 333-42936), filed with the Commission on April 2, 2001, including any amendments or reports filed for the purpose of updating such description.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Douglas Dixon, Chief Executive Officer, DND Technologies, Inc., 375 E. Elliot Rd., Bldg. 6, Chandler, Arizona 85225.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Sections 78.037 and 78.7052 of the Nevada Revised Statutes (the "NRS") allow for the indemnification of directors, officers and other corporate agents for damages for certain breaches of their fiduciary duty. Our articles of incorporation reduce the liability of our directors, officers and corporate agents for monetary damages for breaches of their fiduciary duty to the fullest extent permissible under the NRS. In addition, our bylaws further provide for indemnification of our directors, officers and corporate agents to the extent and under the circumstances permitted by the NRS.

      The above discussion of the NRS and of our articles of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, articles of incorporation and bylaws.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      Exhibit Number            Exhibit
      --------------            -------

           4.1                  2003 Stock Option Plan.

           5.1 Opinion of Gammage & Burnham, a Professional Limited Liability Company.

          23.1 Consent of Gammage & Burnham, a Professional Limited Liability Company (included in Exhibit 5.1).

          23.2                  Consent of Farber and Hass, LLP, Certified
                                Public Accountants.

          24.1                  Power of Attorney (see signature page).

Item 9. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy is expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, DND Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona, on this 20th day of August, 2003.

                                       DND TECHNOLOGIES, INC.


                                       By:  /s/Douglas Dixon
                                           -------------------------------------
                                            Douglas Dixon, Chairman and
                                            Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Dixon, his or her attorney-in-fact and agent, with the power of substitution and resubsitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to Douglas Dixon full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                               Title                                                 Date
      ---------                               -----                                                 ----

/s/ Douglas Dixon             Chief Executive Officer and Director                            August 20, 2003
--------------------
Douglas Dixon

/s/ Paul Gallo                Chief Financial Officer and Director                            August 20, 2003
--------------------
Paul Gallo

/s/ Ernie Recsetar            Director                                                        August 20, 2003
--------------------
Ernie Recsetar

/s/ Lowell Giffhorn           Director                                                        August 20, 2003
--------------------
Lowell Giffhorn

                                INDEX TO EXHIBITS

Exhibit
Number          Exhibit
------          -------

4.1             2003 Stock Option Plan.

5.1             Opinion of Gammage & Burnham, a Professional Limited Liability
                Company.

23.1 Consent of Gammage & Burnham, a Professional Limited Liability Company (included in Exhibit 5.1).

23.2            Consent of Farber and Hass, LLP, Certified Public Accountants.

24.1            Power of Attorney (see signature page).